Exhibit 2.1

EXECUTION VERSION

Dated 9 January 2015

(1)	XL GROUP PLC

(2)	GREEN HOLDINGS LIMITED

(3)	CATLIN GROUP LIMITED

IMPLEMENTATION AGREEMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

TABLE OF CONTENTS

1.	Interpretation	1
2.	Application of the Code and Appointment of Code Committee	11
3.	Indicative Timetable	15
4.	Conditions	15
5.	Implementation of the Acquisition	18
6.	Documentation, Information and Undertakings	19
7.	Catlin Share Plans	20
8.	Announcement	20
9.	Responsibility for Information	21
10.	Conduct Pending Completion of the Acquisition	21
11.	Representations and Warranties	22
12.	Termination	22
13.	Directors’ and Officers’ Liability Insurance	24
14.	Fees and Costs	25
15.	Remedies and Waivers	25
16.	Invalidity	26
17.	Notices	26
18.	Entire Agreement	28
19.	General; No Third Party Rights	28
20.	Governing Law	28
21.	Agents for Service of Process	29
SCHEDULE I CATLIN RESTRICTED ACTIONS		31
SCHEDULE II XL RESTRICTED ACTIONS		32
SCHEDULE III CATLIN SHARE PLANS		34
SCHEDULE IV INDICATIVE TIMETABLE		43
SCHEDULE V ATTACHMENT 1		44

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THIS AGREEMENT is made on 9 January 2015.

AMONG:

(1)	XL GROUP PLC, XL House, 8 St. Stephen’s Green, Dublin 2, Ireland (XL);

(2)	GREEN HOLDINGS LIMITED, Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda (XL Sub); and

(3)	CATLIN GROUP LIMITED, 5th Floor, Washington House, 16 Church Street, Hamilton, HM 11 Bermuda (Catlin).

WHEREAS:

(A)	The parties each desire the Acquisition of Catlin by XL.

(B)	Catlin Directors intend to recommend the Acquisition to Catlin Shareholders.

(C)	The parties have agreed that the Acquisition will be implemented by means of a scheme of arrangement under the Bermuda Act, although XL may, in the circumstances and subject to the conditions set out in this Agreement, elect to implement the Acquisition by means of a Takeover Offer or a Bermuda Merger.

(D)	The parties have agreed that the Scheme, which will result in XL acquiring the entire issued and to be issued Catlin Shares, will be followed immediately by a merger of Catlin and XL Sub (a wholly owned subsidiary of XL) in accordance with Section 104H of the Bermuda Act and the terms of the Merger Agreement.

(E)	The parties have agreed to take certain steps to implement the Acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters.

IT IS AGREED:

1.	Interpretation

1.1	In this Agreement, its Recitals and Schedules, unless the context requires otherwise, each of the following expressions shall have the following meaning:

2004 PSP	has the meaning ascribed thereto in paragraph 2.1.1 of Schedule III

2013 PSP	has the meaning ascribed thereto in paragraph 2.1.5 of Schedule III

2004 PSP Allocations	has the meaning ascribed thereto in paragraph 3.2 of Schedule III

2013 PSP Allocations	has the meaning ascribed thereto in paragraph 7.2 of Schedule III

2013 PSP New Awards	has the meaning ascribed thereto in paragraph 7.4.2 of Schedule III

2004 PSP Options	has the meaning ascribed thereto in paragraph 3.2 of Schedule III

2013 PSP Options	has the meaning ascribed thereto in paragraph 7.2 of Schedule III

2004 PSP Subsisting Awards	has the meaning ascribed thereto in paragraph 3.1 of Schedule III

2013 PSP Subsisting Awards	has the meaning ascribed thereto in paragraph 7.1 of Schedule III

Acquisition	the acquisition by XL or XL Sub of the entire issued and to be issued share capital of Catlin (other than the Excluded Shares) for the Acquisition Consideration, to be effected in accordance with this Agreement by means of the Scheme (in which case, such acquisition would be immediately followed by the Merger) or, in the event that XL elects to proceed with such acquisition by way of a Takeover Offer or a Bermuda Merger in accordance with the terms of this Agreement, a Takeover Offer or a Bermuda Merger (as the case may be), and shall, in any case, where the context so requires include any subsequent revision, variation, extension or renewal thereof that would be permitted under the Code (had the Code applied to Catlin)

Acquisition Consideration	388 pence in cash and 0.130 of an XL Share for each Catlin Share, subject to the Mix and Match, to the treatment of fractional entitlements and to the treatment of certain Overseas Shareholders

Act	the (United Kingdom) Companies Act of 2006 (including the schedules thereto), as amended

Actions	means any legal, arbitral, administrative, regulatory or other action or proceedings

Advisers	in relation to XL, each of Skadden, Arps, Slate, Meagher & Flom LLP, A&L Goodbody and ASW Law Limited and, in relation to Catlin, each of Slaughter and May, Appleby and Debevoise & Plimpton LLP, including (unless the context requires otherwise) partners in and directors, members and employees of such advisers

Agent	has the meaning ascribed thereto in Clause 21.1

Agreed Form	in relation to any document, such document in the terms agreed among the parties as at the date of this Agreement, subject to any further changes as the parties may agree

Agreed Switch	has the meaning ascribed thereto in Clause 5.3

Agreement	this document and the Schedules attached to it

Announcement	the joint press announcement of a firm intention to proceed with the Acquisition, in the Agreed Form

Base Premium	has the meaning ascribed thereto in Clause 13.2

Bermuda Act	the Bermuda Companies Act 1981, as amended

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Bermuda Merger	should the Acquisition be implemented by way of a merger (pursuant to the Bermuda Act) in accordance with Clause 5.3 (in lieu of the Scheme), the merging of Catlin with and into XL Sub such that XL Sub is the surviving company, in accordance with Section 104H of the Bermuda Act

Bridge Facility	the bridge loan facility provided to XLIT Ltd, a wholly-owned subsidiary of XL, by the Lenders pursuant to the terms of a bridge loan agreement entered into among, inter alios, XLIT Ltd, XL and the Lenders on or about the date hereof in connection with the financing of the Acquisition

Business Day	a day (other than Saturday, Sunday or a public holiday) on which banks in the City of London and New York City are open for business generally

Bye-Laws	the bye-laws of Catlin

Catlin Appointees	has the meaning ascribed thereto in Clause 2.3

Catlin Board	the board of directors of Catlin from time to time

Catlin Board Recommendation	means the unanimous and unqualified recommendation from Catlin Directors to Catlin Shareholders to vote in favour of the Resolutions at the Court Meeting and the General Meeting (or, in the Announcement, the statement of their intention to make such recommendation)

Catlin Compensation Committee	the compensation committee of the Catlin Board

Catlin Directors	the directors of Catlin from time to time

Catlin Group	Catlin and its subsidiaries and subsidiary undertakings from time to time

Catlin Share Plans	(i) the Catlin Group Limited Performance Share Plan adopted in Catlin’s Annual General Meeting on 9 May 2013 and amended by the Catlin Compensation Committee on 5 August 2014;

(ii) the Catlin Group Limited Performance Share Plan approved by the Catlin Board on 11 March 2004, amended by the Catlin Compensation Committee on 5 December 2007, amended in Catlin’s Annual General Meeting on 14 May 2009 and amended by the Catlin Compensation Committee on 4 August 2009;

(iii) the Catlin Group Limited 2014 Deferred Bonus Share Plan approved by the Catlin Board on 13 May 2014;

(iv) the Catlin Group Limited Incentive Share Plan approved and adopted by the Catlin Board on 6 February 2014, amended by the Catlin Compensation Committee on 5 August 2014;

(v) the Catlin Group Limited Savings-Related Share Option Scheme approved by the Catlin Shareholders on 14 May 2008, HMRC on 19 May 2008 and amended 7 August 2013 (with addenda for employee of Overseas Territories, Canada and Australia);

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(vi) the Catlin Group Limited, US Employee Stock Purchase Plan effective May 14, 2008; and

(vii) individual retention or buy-out share awards (in respect of no more than 204,192 Catlin Shares underlying such awards).

Catlin Shares	common shares of Catlin with a par value of $0.01 each

Catlin Shareholders	holders of Catlin Shares from time to time

Circular	the circular to be issued by Catlin to Catlin Shareholders setting out, among other things, the terms and conditions of the Acquisition and the notice of the Court Meeting and the General Meeting

Clearances	the merger control, competition and regulatory approvals, consents, clearances, permissions, waivers and “no objection” statements referred to in the Conditions

Code	The City Code on Takeovers and Mergers (including the General Principles therein and the Appendices), as from time to time amended and interpreted by the Panel or by the Code Committee or the Code Expert pursuant to the terms of this Agreement or as otherwise agreed by the parties in writing

Code Application Letter	the letter agreement entered into by XL, XL Sub and Catlin on the date hereof in connection with the application of the Code to the Acquisition

Code Application Proposal	has the meaning ascribed thereto in Clause 2.11

Code Committee	the committee established pursuant to Clause 2.3 of this Agreement

Code Expert	the independent expert appointed as such pursuant to Clause 2.16

Code Expert Prescribed Remedy	has the meaning ascribed thereto in Clause 2.18

Code Question	has the meaning ascribed thereto in Clause 2.10

Code Ruling	has the meaning ascribed thereto in Clause 2.12

Competing Bidder Undertaking	has the meaning ascribed thereto in Clause 12.3

Competing Offer	a takeover offer, scheme of arrangement, merger, amalgamation, acquisition or business combination involving Catlin announced by or on behalf of a third party which is not acting in concert with XL

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Conditions	the conditions to completion of the Acquisition set out in the Announcement

Confidentiality Agreement	the non-disclosure undertaking entered into by XL and Catlin on 16 July 2013, as amended pursuant to Clause 6.5 of this Agreement

Court	the Supreme Court of Bermuda

Court Hearing	the hearing at which Catlin seeks an order from the Court sanctioning the Scheme

Court Meeting	the meeting to be convened at the direction of the Court pursuant to Section 99(1) of the Bermuda Act in order for Catlin Shareholders to consider, and if thought fit approve, the Scheme, notice of which is to be set out in the Circular (including any adjournment, postponement or reconvention thereof)

DBSP	has the meaning ascribed thereto in paragraph 2.1.6 of Schedule III

DBSP Conditional Awards	has the meaning ascribed thereto in paragraph 8.2 of Schedule III

DBSP New Awards	has the meaning ascribed thereto in paragraph 8.3 of Schedule III

DBSP Nil-Cost Options	has the meaning ascribed thereto in paragraph 8.2 of Schedule III

DBSP Subsisting Awards	has the meaning ascribed thereto in paragraph 8.1 of Schedule III

Defaulting Party	has the meaning ascribed thereto in Clause 2.18

EBT	has the meaning ascribed thereto in paragraph 10.1 of Schedule III

Effective Date	the date upon which:

(i) the Scheme becomes effective in accordance with its terms;

(ii) if XL elects in accordance with the terms of this Agreement to implement the Acquisition by way of a Takeover Offer, the date that the Takeover Offer becomes or is declared unconditional in all respects; or

(iii) if XL elects in accordance with the terms of this Agreement to proceed to implement the Acquisition by way of a Bermuda Merger, the date that such Bermuda Merger becomes effective in accordance with its terms

Employee Equity Plans	has the meaning ascribed thereto in paragraph 2.1 of Schedule III

ESPP	has the meaning ascribed thereto in paragraph 2.1.3 of Schedule III

Exercise Price	has the meaning ascribed thereto in paragraph 5.1 of Schedule III

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Excluded Shares	any Catlin Shares legally or beneficially held by XL or any of its subsidiary undertakings, any Treasury Shares and any Catlin Shares legally or beneficially held by any of Catlin’s subsidiary undertakings

FCA	the Financial Conduct Authority

Financial Adviser	in relation to XL, means Morgan Stanley & Co. LLC or its affiliates and Goldman, Sachs & Co. and, in relation to Catlin, means J.P. Morgan Limited, Evercore Partners International LLP and Barclays Bank PLC, including (unless the context otherwise requires) directors, officers and employees thereof

General Meeting	the special general meeting of Catlin to be convened in order for Catlin Shareholders to consider, and if thought fit approve, certain matters in connection with the Acquisition, notice of which is to be set out in the Circular (including any adjournment, postponement or reconvention thereof)

General Principles	the General Principles of the Code set out on page B1 of the Code

Indemnified Person	has the meaning ascribed thereto in Clause 13.1

Indicative Timetable	the indicative timetable set out in Schedule IV

ISP	has the meaning ascribed thereto in paragraph 2.1.4 of Schedule III

ISP Allocations	has the meaning ascribed thereto in paragraph 6.2 of Schedule III

ISP New Awards	has the meaning ascribed thereto in paragraph 6.6 of Schedule III

ISP Options	has the meaning ascribed thereto in paragraph 6.2 of Schedule III

ISP Subsisting Awards	has the meaning ascribed thereto in paragraph 6.1 of Schedule III

ITB	has the meaning ascribed thereto in Clause 10.3.1

ITB Special Dividend	has the meaning ascribed thereto in Clause 10.3.1

Joint Lead Arrangers	the joint lead arrangers under the Bridge Facility

Law	any applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority

Lenders	the lenders under the Bridge Facility from time to time

Listing Rules	the rules and regulations made by the FCA in its capacity as the UK Listing Authority under Part VI of the Financial Services and Markets Act 2000 and contained in the UK Listing Authority’s publication of the same name

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London Stock Exchange	the main market for listed securities operated by London Stock Exchange plc

Long Stop Date	9 October 2015 or such later date as XL and Catlin may agree in writing

Maximum Share Issuance	has the meaning ascribed thereto in Attachment 1 of Schedule III

Merger	the merger of XL Sub and Catlin to be effected immediately following the Acquisition pursuant to Section 104H of the Bermuda Act and the Merger Agreement

Merger Agreement	the conditional agreement effecting the merger of XL Sub and Catlin pursuant to Section 104H of the Bermuda Act entered into on 9 January 2015 among XL, XL Sub and Catlin

Mix and Match	the ability of Catlin Shareholders (other than certain Overseas Shareholders) to elect to receive, in respect of some or all of their holding of Catlin Shares and subject to offsetting elections, (i) all cash, or (ii) all XL Shares, instead of receiving 388 pence in cash and 0.130 XL Shares for each Catlin Share, as described in the Announcement

Non-Defaulting Party	has the meaning ascribed thereto in Clause 2.18

Offer Document	if XL elects to effect the Acquisition by means of a Takeover Offer pursuant to Clause 5.3, the document which would be despatched to holders of Catlin Shares in connection with the Takeover Offer which will contain, inter alia, the terms and conditions of the Takeover Offer

Offering Period	has the meaning ascribed thereto in paragraph 5.1 of Schedule III

Overseas Shareholders	Catlin Shareholders who are not normally resident in the United Kingdom, the United States, Bermuda or Ireland

Panel	the UK Panel on Takeovers and Mergers

Participant	has the meaning ascribed thereto in paragraph 5.1 of Schedule III

Payroll Deduction Account	has the meaning ascribed thereto in paragraph 5.1 of Schedule III

Personnel	in relation to any person, its board of directors or executive officers, members of their immediate families, related trusts and persons connected with them

Post-Announcement Financing	any public or private debt, equity or hybrid securities or other debt or equity financing which may be issued or incurred (as the case may be) by XL or any of its subsidiaries following the date of this Agreement, the proceeds of which will be used to finance the Acquisition

Proceedings	has the meaning ascribed thereto in Clause 20.2

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Prospectus	the prospectus to be published by XL in accordance with the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland and the practice and requirements of the Central Bank of Ireland and its Prospectus Rules in respect of XL Shares to be issued to Catlin Shareholders pursuant to the Acquisition

Purchase Date	has the meaning ascribed thereto in paragraph 5.1 of Schedule III

Quorum	has the meaning ascribed thereto in Clause 2.5

Registrar of Companies	the Bermuda Registrar of Companies

Registration Statement	the registration statement on Form S-4 to be filed with the SEC by XL under the United States Securities Act of 1933, as amended, as it may be amended or supplemented from time to time, including the prospectus contained therein relating to XL Shares to be issued to Catlin Shareholders pursuant to the Acquisition in the event that the Acquisition is implemented by way of a Takeover Offer or a Bermuda Merger

Relevant Authority	any court, tribunal, government or governmental, quasi-governmental, supranational, statutory, regulatory, self-regulatory, environmental or investigative body, person, court, trade or regulatory agency, authority, association or institution or any competition, antitrust or supervisory body, in each case in any jurisdiction

Relevant Period	the period between the date hereof and the earlier to occur of: (i) the Effective Date, and (ii) the date of termination of this Agreement in accordance with Clause 12

Relevant Withdrawal Event	has the meaning ascribed thereto in Clause 12.1.5

Representatives	in relation to each party, its Financial Advisers, Advisers, directors, officers, employees, agents and consultants, and any individuals seconded to work for such party (including persons who, at the relevant time, occupied such position)

Resolutions	the resolutions of Catlin Shareholders to be proposed at the Court Meeting and the General Meeting in order to approve the Scheme and certain other matters in connection with the Acquisition (including the de-listing of the Catlin Shares)

Sanction Date	has the meaning ascribed thereto in paragraph 1.2.2 of Schedule III

Scheme	the scheme of arrangement under Section 99 of the Bermuda Act proposed by Catlin to Catlin Shareholders in order to implement the Acquisition

Scheme Record Time	time and date by reference to which the Scheme will be binding on Catlin Shareholders

Sharesave	has the meaning ascribed thereto in paragraph 2.1.2 of Schedule III

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Sharesave Option	has the meaning ascribed thereto in paragraph 4.1 of Schedule III

SEC	the United States Securities and Exchange Commission

Supplement	has the meaning ascribed thereto in Clause 6.4

Takeover Offer	if XL elects to implement the Acquisition by way of a takeover offer (pursuant to the Bermuda Act) pursuant to Clause 5.3, the offer to be made by XL or XL Sub, to acquire the entire issued and to be issued share capital of Catlin (other than the Excluded Shares) including, where the context admits, any subsequent revision, variation, extension or renewal of such offer that would be permitted under the Code (had the Code applied to Catlin)

Treasury Shares	any Catlin Shares which are for the time being held by Catlin as treasury shares (within the meaning of the Bermuda Act)

UK Listing Authority	the FCA acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

undertaking party	has the meaning ascribed thereto in Clause 15.5

Vested Awards	has the meaning ascribed thereto in paragraph 3.6 of Schedule III

Voting Record Time	in relation to the Court Meeting or General Meeting, as the context requires, the date and time to be specified in the Circular by reference to which entitlement to vote at the Court Meeting or General Meeting, as the case may be, will be determined

XL Appointees	has the meaning ascribed thereto in Clause 2.3

XL Directors	the directors of XL from time to time

XL Group	XL and its subsidiaries and subsidiary undertakings from time to time (which, for the avoidance of doubt, shall exclude Catlin or any other member of the Catlin Group)

XL Information	has the meaning ascribed thereto in Clauses 6.1 and 6.4

XL Offer Documents	has the meaning ascribed thereto in Clause 6.5

XL Officers	the Chief Executive Officer, the Chief Financial Officer and the General Counsel of XL from time to time

XL Shares	ordinary shares of XL with a par value of $0.01 each

1.2	In this Agreement:

1.2.1	the Recitals and Schedules form an integral part of this Agreement;

1.2.2	the headings are for convenience only and shall not affect its interpretation;

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1.2.3	expressions used in this Agreement shall have the same meanings as in the Act, unless the context requires otherwise or they are otherwise defined in this Agreement;

1.2.4	a reference to the provisions of Law includes a reference to any provision which from time to time amends, extends, consolidates or replaces that provision and any subordinate legislation, rule or regulation made under any such provisions;

1.2.5	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa;

1.2.6	references to Clauses and Schedules are, unless otherwise stated, to clauses of and schedules to this Agreement;

1.2.7	reference to offer and takeover offer shall be construed in accordance with the Bermuda Act;

1.2.8	references to a party means a party to this Agreement and a reference to parties means all of the parties to this Agreement;

1.2.9	the expressions holding company, subsidiary and subsidiary undertaking shall have the meaning given to them in the Act;

1.2.10	references to acting in concert and an interest in securities or shares, or to dealings, shall be construed in accordance with the Code;

1.2.11	references to US dollars or “$” shall mean the lawful currency of the United States of America and references to pound sterling, pence or “£” shall mean the lawful currency of the United Kingdom;

1.2.12	references to Catlin being “subject to the Code” shall mean Catlin being subject to the Code as if the Panel had sole jurisdiction in relation to it and in relation to the Acquisition;

1.2.13	references to persons shall include individuals, corporations (wherever incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality);

1.2.14	references to a time of day are, unless expressly stated otherwise, to London time; and

1.2.15	a reference to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

1.3	In construing this Agreement, the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced or followed by the word other or including or in particular shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

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2.	Application of the Code and Appointment of Code Committee

2.1	The parties acknowledge and agree that the Code does not (as a matter of Law) apply to Catlin, Catlin Directors, XL or XL Directors in connection with the Acquisition. Notwithstanding the foregoing, the parties acknowledge that Catlin Directors are required, pursuant to Bye-Law 31.4 and for so long as they are satisfied that it is in the best interests of Catlin, to use their reasonable endeavours:

2.1.1	to apply and to have Catlin abide by the General Principles mutatis mutandis as though Catlin were subject to the Code;

2.1.2	if any circumstances arise under which (had Catlin been subject to the Code) Catlin would be an offeree or otherwise the subject of an approach or the subject of a third party’s statement of a firm intention to make an offer, to comply with and to procure that Catlin complies with the provisions of the Code applicable to an offeree company and the board of directors of an offeree company mutatis mutandis as though Catlin were subject to the Code; and

2.1.3	in the event that (and in any case for so long as) the Catlin Board recommends to Catlin Shareholders any takeover offer made for any Catlin Shares, to obtain the undertaking of the offeror in connection with such offer to comply with the provisions of the Code in the conduct and execution of the relevant offer mutatis mutandis as though Catlin were subject to the Code.

2.2	Without prejudice to the generality of the Catlin Directors’ duties in the Bye-Laws, the parties agree that the Code shall apply to them and that they shall observe and comply with the Code in relation to the conduct and execution of the Acquisition (and to the exercise of each party’s rights and performance of its obligations under this Agreement, the Scheme and the Merger Agreement) as though Catlin were subject to the Code, provided that the parties acknowledge that the Panel does not have jurisdiction over them or in relation to the Acquisition. Nothing in this Agreement shall restrict or prohibit a party from observing and complying with the provisions of the Code that would be applicable to it had Catlin been subject to the Code. For the avoidance of doubt, the parties acknowledge and agree that the acts or omissions of their concert parties may have consequences for them under the Code in connection with the conduct and execution of the Acquisition.

2.3	The parties hereby establish the Code Committee, which shall be responsible for determining the application and interpretation of the Code as it applies to them or in relation to the Acquisition (and to the exercise of each party’s rights and performance of its obligations under this Agreement, the Scheme and the Merger Agreement) by reason of Clause 2.2 (subject to any reference to the Code Expert pursuant to Clauses 2.10 to 2.18). The Code Committee shall be comprised of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of each of Catlin and XL from time to time (the “Catlin Appointees” and the “XL Appointees”). The initial Catlin Appointees shall be Stephen Catlin, Benjamin Meuli and Daniel Primer and the initial XL Appointees shall be Michael McGavick, Peter Porrino and Kirstin Gould. Each of Catlin and XL shall be entitled to appoint one individual from each of its Advisers and one individual from each of its Financial Advisers to attend and speak (but not vote) at meetings of the Code Committee.

2.4	An XL Appointee or a Catlin Appointee shall be entitled to convene a meeting of the Code Committee upon no less than 24 hours’ written notice (including, for these purposes, by way of email) being provided by him or her to other members of the Code Committee, setting out the time and place for the proposed meeting, dial-in details for those wishing to participate by way of teleconference, the agenda for the meeting and any materials they wish to circulate to the members of the Code Committee ahead of the meeting.

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2.5	The quorum for the transaction of business at any meeting of the Code Committee (including at an adjourned meeting) shall be two XL Appointees (or their alternates) and two Catlin Appointees (or their alternates) present (which, for the purpose of this Clause 2, includes by way of teleconference) at the time when the relevant business is transacted (“Quorum”). If such Quorum is not present within one hour from the time appointed for the meeting, or if during the meeting such a Quorum ceases to be present, the meeting shall be adjourned to the same time and place on the following Business Day (or to such other place, or for such shorter period of time, as may be agreed by the Catlin Appointees and the XL Appointees) and notice thereof shall be given to all members of the Code Committee.

2.6	All matters to be decided by the Code Committee shall require the affirmative consent of a majority of the total number of votes held by Catlin Appointees and XL Appointees present at a duly convened and quorate meeting.

2.7	If any Catlin Appointee or XL Appointee is unable to attend a meeting of the Code Committee, he or she may appoint an alternate to attend the relevant meeting on his or her behalf by delivering 3 hours’ written notice (including, for these purposes, by way of email) to other members of the Code Committee confirming that fact and the name and contact details of the alternate that will attend the meeting on his or her behalf.

2.8	Each Catlin Appointee and each XL Appointee shall be entitled to cast 1 vote at any meeting of the Code Committee. If any of the:

2.8.1	Catlin Appointees are absent from a Code Committee meeting and a validly appointed alternate or alternates is not in attendance, the attending Catlin Appointee(s) (or their alternates) shall be entitled to such number of separate votes in addition to their own as shall result in all of the attending Catlin Appointees; or

2.8.2	XL Appointees are absent from a Code Committee meeting and a validly appointed alternate or alternates is not in attendance, the attending XL Appointee(s) shall be entitled to such number of separate votes in addition to their own as shall result in all of the attending XL Appointees, together being entitled to cast 3 votes.

2.9	The Code Committee may act by unanimous written consent in lieu of a meeting and must provide facilities for participation in any meeting by teleconference; provided that, in the case of meetings held by teleconference, all actions and resolutions of the Code Committee are documented and approved by one Catlin Appointee and one XL Appointee.

2.10	In the event that the Code Committee is unable to resolve any question regarding the application and interpretation of the Code as applied pursuant to Clause 2.2) or any consequential matter within two Business Days of the first notice convening a meeting of the Code Committee to consider it (including by reason of a failure to achieve a Quorum at such meeting), either XL or Catlin may refer the matter (each such instance, a “Code Question”) to the Code Expert for determination.

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2.11	If a Code Question is referred to the Code Expert, then on or before two Business Days following such referral, each party that wishes to shall present to the Code Expert and to the other parties a proposal for the application or interpretation of the Code with respect the relevant matter (a “Code Application Proposal”), together with any materials it wishes to present to justify such Code Application Proposal. Each party may present to the Code Expert and to the other parties a written submission in reply within one Business Day of their respective receipt of the other party’s timely submission of its Code Application Proposal. The parties shall agree, and in the absence of agreement the Code Expert shall make any further directions for the conduct of the reference, including at the request of a party, arrangements for a hearing at which the parties may make oral submissions and respond to questions from the Code Expert. Each party shall adhere to the Code (in particular Paragraph 9 of the Introduction to the Code) when dealing with the Code Expert, as if the Code Expert was the Panel.

2.12	The Code Expert shall determine how the Code would be interpreted and applied by the Panel with respect to the relevant matter had Catlin been subject to the Code. The Code Expert shall make his determination as soon as reasonably practicable after receipt of all written (and, if applicable, oral) submissions and the conclusion of any further investigations as the Code Expert shall consider necessary. In any event, the Code Expert shall endeavour to issue a decision within one Business Day from exchange of the written submissions (or conclusion of any hearing) referred to in Clause 2.11. The Code Expert shall notify the Code Committee orally or in writing of his determination, which determination (in the absence of fraud or a manifest error), shall be final and binding on the parties and may include a direction in respect of any consequential matter (including, if the Code Expert so determines, an extension to the timetable for the Acquisition or any deadline under this Agreement or under the Code and the award of any remedy that the Panel would have been competent to award had Catlin been subject to the Code) (the “Code Ruling”). The Code Expert shall have the same powers to enforce compliance with the Code (as applied pursuant to Clause 2.2 of this Agreement) as the Panel would have had if Catlin had been subject to the Code and the Code Expert shall be permitted to take such action as the Code Expert believes the Panel would have taken in relation to any Code Question or non-adherence or non-compliance by the parties with the Code (as applied pursuant to Clause 2.2 of this Agreement). In the absence of fraud or a manifest error, the parties agree to observe and comply with all Code Rulings. If at any time the parties agree on the Code Question, then, notwithstanding this Clause 2, the Code Question shall be as so agreed and the Code Expert procedures in this Clause 2 shall be promptly discontinued.

2.13	The Code Expert shall act as an expert and not as an arbitrator.

2.14	The Code Expert shall be entitled to: (i) obtain any independent legal or other expert advice; (ii) obtain secretarial assistance; and (iii) hold such hearings, order the production of such documents and call for the attendance of such witnesses which, in each case, he considers reasonably necessary.

2.15	The costs of the Code Expert (including the costs of any independent legal or other expert advice as he may reasonably require, and any secretarial assistance as is reasonably necessary) shall be shared as to 50 per cent. by Catlin and as to 50 per cent. by XL, unless the Code Expert determines, in his absolute discretion, that any party was acting unreasonably, in which case the costs shall be borne by the party that acted, in the Code Expert’s view, unreasonably. Each party shall bear its own costs in respect of all Code Application Proposals.

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2.16	If the Code Expert is unable or unwilling to act (whether generally or in relation to a specific reference), then the parties shall endeavour jointly to appoint another suitably experienced and independent person as the Code Expert. If such appointment has not been made within five (5) Business Days after a proposal to that effect by a party, then Catlin or XL may request the Association for Financial Markets in Europe (failing which, the Panel) to nominate a suitably experienced and independent person for appointment as the Code Expert (and, if necessary, to settle the terms of his appointment) and the costs associated with such nomination and appointment shall be borne as to 50 per cent. by Catlin and as to 50 per cent. by XL. The parties shall act reasonably and cooperate and do all things reasonably necessary to agree terms of appointment for any replacement Code Expert to be appointed pursuant to this Clause 2.16.

2.17	Each party agrees that, except in the case of fraud or wilful default on the part of the Code Expert, neither that party nor any of its subsidiaries or subsidiary undertakings nor any of its or their respective Representatives or shareholders (including any beneficial owner of shares or any interest in shares) or creditors (including any beneficial owner of any debt securities) shall have any claim of any nature whatsoever against the Code Expert arising out of or in connection with his determination, and undertakes to indemnify the Code Expert from and against any and all loss, liability, damage or expense suffered or incurred by him as a result of any action, claim or demand threatened or made against him by any of the aforesaid persons.

2.18	The parties agree that any disagreement or dispute as to how the Code would be interpreted and applied by the Panel with respect to the relevant matter had Catlin been subject to the Code, shall be determined by the Code Committee or the Code Expert in accordance with this Clause 2. The Code Expert shall be entitled to determine whether he has jurisdiction, pursuant to the terms of this Agreement, to settle any disagreement or dispute of the parties as to the interpretation and application of the Code to the Acquisition. To the extent that any party (the “Defaulting Party”) does not comply with or adhere to such Code Ruling, the other party (the “Non-Defaulting Party”) may refer such non-compliance or non-adherence to the Code Expert who shall determine what (if any) remedy, enforcement or disciplinary action the Panel would have awarded or taken in respect of such non-compliance or non-adherence by the Defaulting Party as though Catlin were subject to the Code and shall, accordingly, deliver a Code Ruling that the Defaulting Party is so disciplined or that it is subject to such enforcement action (a “Code Expert Prescribed Remedy”). Neither party shall be entitled to bring any claim or commence any Action against the other party in respect of any breach or alleged breach of Clause 2.2 or any other provision of this Agreement that requires any party to observe and comply with the Code unless: (i) such breach or alleged breach has been referred to the Code Expert and a Code Expert Prescribed Remedy has been issued by the Code Expert in respect of such breach or alleged breach, or (ii) such breach or alleged breach has been referred to the Code Expert and the Code Expert has informed the parties that he or she is unable or unwilling to consider such referral, or (iii) the Code Expert provides his or her written consent. If the Defaulting Party fails to observe and comply with the terms of any Code Expert Prescribed Remedy, the Non-Defaulting Party shall be entitled to seek (and the Defaulting Party agrees to consent and not to object to) an order of specific performance (which, for the purpose of this Clause 2.18, includes an injunction) requiring the Defaulting Party to so comply provided that such order of specific performance may be sought only in respect of the Defaulting Party’s non-observance or non-compliance with the Code Expert Prescribed Remedy. If and only if an order of specific performance is not, for whatever reason, granted in favour of, or otherwise readily enforceable in any jurisdiction where enforcement is likely to be sought by, the Non-Defaulting Party (or if the Defaulting Party fails to comply with an order of specific performance or challenges or objects to the enforcement of the order against it in any jurisdiction), the Non-Defaulting Party shall then be entitled to bring any Action it deems fit against the Defaulting Party provided that such Action may only be brought in respect of the Defaulting Party’s non-observance or non-compliance with the Code Expert Prescribed Remedy (as well as the underlying breach of this Agreement arising therefrom and any breach by the Defaulting Party of its obligations hereunder and in relation to any order of specific performance so granted). Notwithstanding anything contained in this Clause 2.18 to the contrary, if the Code Expert fails, or is unable or unwilling, to act in relation to a referral made to it pursuant to this Clause 2.18, or in relation to any Code Question, then the party making such referral shall be entitled to commence such Action as it deems fit to preserve and enforce its rights under this Agreement.

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2.19	The parties acknowledge that the Lenders, as a condition to their obligation to fund the Bridge Facility, require that the Acquisition be consummated in all material respects pursuant to the relevant documents provided to the Lenders relating to the Acquisition, without giving effect to any modifications, consents, amendments or waivers that would be materially adverse to the interests of the Lenders or the Joint Lead Arrangers, unless such modifications, consents, amendments or waivers are required by the Code Committee (and, if applicable, the Code Expert) in accordance with the terms of this Agreement (as in effect on the date hereof) or each of the Joint Lead Arrangers have provided their written consent thereto, and, accordingly, the parties acknowledge that in the case of any such modifications, consents, amendments or waivers required by the Code Committee that would be materially adverse to the interests of the Lenders or the Joint Lead Arrangers, upon the request of either Joint Lead Arranger, XL will be required to obtain written confirmation from the Code Expert that the Code Expert concurs with such requirement of the Code Committee, as a condition to the obligation of the Lenders to fund the Bridge Facility.

3.	Indicative Timetable

XL shall take all steps as are reasonably necessary to implement the Acquisition in accordance with the Indicative Timetable.

4.	Conditions

General

4.1	The obligation of XL to complete the Scheme (or, if XL elects to implement the Acquisition by way of a Takeover Offer or a Bermuda Merger pursuant to Clause 5.3, the Takeover Offer or the Bermuda Merger (as the case may be)) is subject to satisfaction or, where permitted or required under this Agreement, waiver of the Conditions by XL. XL shall appear by counsel at the Court Hearing to undertake to be bound by the Scheme following the satisfaction (or, where permitted or required under this Agreement, waiver) of the Conditions (excluding any Condition capable of satisfaction only at or after the Court Hearing).

4.2	Notwithstanding Clause 4.1, XL undertakes to waive all of the Conditions that are not then satisfied by 9.00 a.m. (Bermuda time) on the date of the Court Hearing, unless either: (i) XL would be permitted to invoke a Condition under Rule 13 of the Code; or (ii) such Condition is any of Conditions (B)(i)-(iv) and (Q) and, accordingly, not capable of being waived.

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4.3	XL undertakes that by 9.00 a.m. (Bermuda time) on the date of the Court Hearing, it shall deliver a notice in writing to Catlin either: (i) confirming the satisfaction or waiver of all Conditions; or (ii) confirming its intention to invoke a Condition and, if (ii), it shall in such notice identify the Condition or Conditions which it considers it is entitled to invoke and provide reasonable details of the event which has occurred, or circumstance which has arisen, which it considers entitle it to invoke that Condition or those Conditions.

4.4	XL undertakes to Catlin to keep Catlin informed of the progress towards satisfaction (or otherwise) of the Conditions and, if XL is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, XL will as soon as reasonably practicable make the substance of any such matter known to Catlin and, so far as it is aware of the same, provide such details and further information as Catlin may reasonably request, save that nothing in this Agreement shall oblige XL to provide any information to Catlin which is personally identifiable information of a director, officer or employee of XL or its subsidiary undertakings, except to Catlin’s Advisers on an external counsel basis.

4.5	Catlin undertakes to XL to keep XL informed of the progress towards obtaining the Clearances to which Clause 4.8 applies and, if Catlin is, or becomes, aware of any matter which might reasonably be considered to be material in the context of obtaining such Clearances, Catlin will as soon as reasonably practicable make the substance of any such matter known to XL and, so far as it is aware of the same, provide such details and further information as XL may reasonably request, save that nothing in this Agreement shall oblige Catlin to provide any information to XL which is personally identifiable information of a director, officer or employee of Catlin or its subsidiary undertakings, except to XL’s Advisers on an external counsel basis.

Clearances

4.6	XL shall be responsible for contacting and corresponding with Relevant Authorities in relation to the Clearances for which XL (either alone or jointly with Catlin) is required to apply, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable. XL shall consult with Catlin to the extent reasonably practicable and keep Catlin updated as to progress towards obtaining such Clearances, including by taking the steps set out in Clause 4.10.

4.7	Catlin undertakes to cooperate with XL in relation to the Clearances for which XL (either alone or jointly with Catlin) is required to apply and to assist XL in communicating with any Relevant Authority in relation to such Clearances and promptly to provide such information and assistance to XL as XL may reasonably require for the purposes of obtaining any such Clearance and for the purpose of making a submission, filing or notification to any Relevant Authority in connection with any such Clearance as soon as reasonably practicable.

4.8	Catlin shall be responsible for contacting and corresponding with Relevant Authorities in relation to the Clearances for which Catlin alone is required to apply, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable. Catlin shall consult with XL to the extent reasonably practicable and keep XL updated as to progress towards obtaining such Clearances, including by taking the steps set out in Clause 4.10.

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4.9	XL undertakes to cooperate with Catlin in relation to the Clearances for which Catlin alone is required to apply and to assist Catlin in communicating with any Relevant Authority in relation to such Clearances and promptly to provide such information and assistance to Catlin as Catlin may reasonably require for the purposes of obtaining any such Clearance and for the purpose of making a submission, filing or notification to any Relevant Authority in connection with any such Clearance as soon as reasonably practicable.

4.10	Without prejudice to Clause 4.6, Clause 4.7, Clause 4.8 and Clause 4.9, each party undertakes to the other party:

4.10.1	to provide the other party, as promptly as reasonably practicable and in any event before any applicable deadline or due date, all such information as may reasonably be required by the other party to assist it in determining in which jurisdictions any merger control, insurance regulatory or other filing with a Relevant Authority may be necessary or desirable for the purpose of obtaining the Clearances and to provide all such other assistance as may reasonably be required by the other party in connection with obtaining the Clearances for which that party is, pursuant to Clauses 4.6 and 4.8, responsible for applying, including assistance in connection with such pre-notification contacts with Relevant Authorities as the other party reasonably considers desirable;

4.10.2	to take all such steps and make as promptly as reasonably practicable and within applicable deadlines and due dates such filings with all appropriate Relevant Authorities, jointly or separately, as are necessary or reasonably desirable to obtain the Clearances;

4.10.3	subject to Law, promptly to notify the other party and provide copies of any significant communications with any Relevant Authority in connection with obtaining the Clearances, save that nothing in this Agreement shall oblige any party to provide any information to the other parties which is personally identifiable information of a director, officer or employee of the disclosing party, except to the other party’s Advisers on an external counsel basis;

4.10.4	subject to Law, to use all reasonable endeavours to procure that each party and its Representatives are able to attend any significant meetings or hearings and participate in any substantive discussions with any Relevant Authority in connection with obtaining the Clearances;

4.10.5	in the case of XL, if necessary, negotiate with any Relevant Authority in relation to any undertakings, commitments and/or assurances which may be necessary to obtain the Clearances; and

4.10.6	in the case of Catlin, if necessary but subject to Clause 4.11.3, negotiate with any Relevant Authority in relation to any undertakings, commitments and/or assurances which may be necessary to obtain the Clearances.

4.11	Subject to Rule 13.5 of the Code and subject and without prejudice to Clause 2.2 and Clause 4.2 (but notwithstanding any other provision to the contrary in this Agreement):

4.11.1	XL shall not be required to agree to any undertaking, order, agreement, commitment and/or assurance;

4.11.2	neither XL nor any member of the XL Group shall be required to divest, sell, hold separate, license or otherwise dispose of, or agree to any condition to or limitation on the operation of, any of their existing assets or businesses; and

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4.11.3	Catlin shall, if and only to the extent reasonably requested by XL in writing, agree to any reasonable undertakings, agreements, commitments or assurances which such Relevant Authority requires in order for XL to obtain the Clearances, provided such undertakings, agreements, commitments or assurances are effective only in the event of, and as and from, the Effective Date.

5.	Implementation of the Acquisition

Issue of Circular

5.1	Catlin shall issue the Circular within such period as may be allowed under the Code (as though it applied on the basis set out in Clause 2.2) or such longer period as the Code Committee or the Code Expert may determine, provided that XL agrees that Catlin will not be required to publish the Circular until the Prospectus is approved by the Central Bank of Ireland and published in the United Kingdom.

Implementation of the Transaction

5.2	XL intends to implement the Acquisition by way of a composite, integrated transaction, which shall comprise (i) the acquisition by XL of the entire issued and to be issued share capital of Catlin (other than the Excluded Shares) by way of the Scheme, and (ii) the merging of Catlin with and into XL Sub (such that XL Sub is the surviving company) by way of the Merger, which Merger shall be conditional only upon the Scheme becoming effective.

5.3	Notwithstanding Clause 5.2, XL may elect, with the prior written consent of either (i) Catlin (in such case, an “Agreed Switch”), or (ii) the Code Committee or the Code Expert (as the case may be), to implement the Acquisition by way of a Takeover Offer (rather than by way of the Scheme). XL may also elect, with the agreement of Catlin, to implement the Acquisition by way of a Bermuda Merger (in such case, also being an “Agreed Switch”). In such circumstances, the Code Committee or the Code Expert shall determine the timetable for the Takeover Offer that shall apply.

5.4	In the event of an Agreed Switch:

5.4.1	in the case of a Takeover Offer only, the acceptance condition shall be set at not less than 75 per cent. of the Catlin Shares;

5.4.2	in the case of a Takeover Offer only, XL shall not take any action which would cause the Takeover Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the acceptance condition to the Takeover Offer prior to the 60th day after publication of the Offer Document (or such later dates as may be determined pursuant to Clause 5.3) and XL shall ensure that the Takeover Offer remains open until such time;

5.4.3	in the case of a Takeover Offer or a Bermuda Merger, XL shall effect such amendments as are necessary or desirable by reason of the Agreed Switch to the existing filings, notifications and submissions made by it in order to obtain the Clearances to which Clause 4.6 applies (or shall make appropriate supplementary filings, notifications or submissions);

5.4.4	in the case of a Takeover Offer or a Bermuda Merger, Catlin shall effect such amendments as are necessary or desirable by reason of the Agreed Switch to the existing filings, notifications and submissions made by it in order to obtain the Clearances to which Clause 4.8 applies (or shall make appropriate supplementary filings, notifications or submissions); and

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5.4.5	in the case of a Takeover Offer only, XL shall keep Catlin informed, on a regular basis and in any event by the next Business Day following a request from Catlin, of the number of Catlin Shares in respect of which Catlin Shareholders have validly returned their acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms and the identity of such shareholders.

5.5	In the event of an Agreed Switch, this Agreement shall continue in force until terminated pursuant to Clause 12, and shall be construed as far as possible to give effect to the intentions of the parties under this Agreement (and the Code Committee or Code Expert may give any direction for this Agreement to be amended so that it continues to apply, mutatis mutandis, in relation to the Takeover Offer or the Bermuda Merger (as the case may be), and for the Conditions to be modified appropriately).

5.6	In the event of an Agreed Switch, XL undertakes to implement any Takeover Offer or Bermuda Merger (as the case may be) in accordance with the Code; provided that this undertaking shall terminate if, while XL’s Takeover Offer remains open for acceptance (or in the period prior to the posting of XL’s Offer Document) or prior to any special general meeting of Catlin Shareholders in connection with the Bermuda Merger (as the case may be), a third party has announced a firm intention to make an offer for Catlin (whether such offer is to be structured as a merger, amalgamation, takeover offer or scheme of arrangement) that is recommended by the Catlin Directors, but the Catlin Directors have not obtained that third party’s undertaking to comply with the Code on substantially the same terms as this Agreement.

5.7	XL agrees that the ability of Catlin Shareholders to make Mix and Match elections shall not be closed off or withdrawn: (i) where the Acquisition is implemented by way of the Scheme, before 5.00 p.m. (London time) on the third Business Day before the date of the Court Hearing (or such other date, being the latest date that the Code permits, as the Code Committee or Code Expert may determine); (ii) where XL elects to implement the Acquisition by way of a Takeover Offer pursuant to Clause 5.3, before the 60th day following publication of the Offer Document; or (iii) where XL elects to implement the Acquisition by way of a Bermuda Merger pursuant to Clause 5.3, before 5.00 p.m. (London time) on the third Business Day before the date on which the Bermuda Merger will become effective (or such other date, being the latest date that the Code permits, as the Code Committee or Code Expert may determine).

5.8	XL undertakes that it will not permit the Acquisition to lapse or be withdrawn, nor will it terminate or be released from its obligations under this Agreement or the Merger Agreement, by reason that any Catlin Shareholder (or any other person having locus standi) makes a claim for appraisal, in connection with the Acquisition, of any Catlin Shares in which it has an interest.

6.	Documentation, Information and Undertakings

6.1	XL undertakes to provide promptly to Catlin all such information about itself, the XL Group and the XL Directors and their concert parties as may reasonably be requested by XL for the purpose of inclusion in the Circular (“XL Information”) and to provide such other co-operation and assistance as may reasonably be required in connection with the preparation of the Circular provided that Catlin submits, or procures the submission of drafts and revised drafts of the Circular to XL for review and considers its reasonable comments in relation thereto.

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6.2	Catlin confirms that it is its intention to provide such information about itself, the Catlin Group and the Catlin Directors and their concert parties, and uses its reasonable efforts to cause its audit firm(s) to provide such information about Catlin and the Catlin Group, as may reasonably be requested by XL in connection with the preparation of any prospectus, registration statement, offering memorandum or the like required in connection with the Post-Announcement Financing or the syndication of the Bridge Facility.

6.3	XL undertakes to notify Catlin promptly of any events occurring or circumstances arising in relation to itself or any member of the XL Group that would require supplementary disclosure to be made under the Code or pursuant to Listing Rule 10.4.2 or Listing Rule 10.5.1.

6.4	If any supplemental circular or document is required to be published by Catlin in connection with the Acquisition or, subject to the prior written consent of XL, any variation or amendment to the Acquisition (a “Supplement”), XL shall, as soon as reasonably practicable, provide such co-operation and information (including such information as is necessary for the Supplement to comply with all applicable legal and regulatory provisions) as Catlin may reasonably request in order to finalise the relevant Supplement (such information also being “XL Information”) provided that Catlin submits, or procures the submission of drafts and revised drafts of the Supplement to XL for review and considers its reasonable comments in relation thereto.

6.5	If Catlin provides XL such information and cooperation as may reasonably be requested by XL in connection therewith (any dispute in that regard being determined by the Code Expert in accordance with Clause 2), XL shall prepare the Prospectus and, where XL elects to implement the Acquisition by way of a Takeover Offer or a Bermuda Merger, the Offer Document (in the case of a Takeover Offer only) and the Registration Statement, and any required supplemental prospectus, registration statement, circular or document (together, the “XL Offer Documents”) and shall use all reasonable endeavours to cause the Prospectus and Registration Statement (and any supplementary prospectus or registration statement) to be approved for publication by the Central Bank of Ireland and the FCA (in the case of the Prospectus) and declared effective by the SEC (in the case of the Registration Statement). In preparing the XL Offer Documents, XL shall submit, or procure the submission of drafts and revised drafts of the XL Offer Documents to Catlin for review, and will consider reasonable comments in relation thereto.

6.6	The parties agree and acknowledge that the Confidentiality Agreement is hereby amended such that it shall not terminate until the earlier of (i) the Effective Date, or (ii) 9 October 2015.

7.	Catlin Share Plans

The parties shall respectively take the steps and other actions provided for in Schedule III in relation to the Catlin Share Plans.

8.	Announcement

Each party agrees that the Announcement shall be published by way of a Regulatory Information Service as soon as practicable following execution of this Agreement (and in any event, if this Agreement is executed when the London Stock Exchange is not open for trading, before it next opens). The other obligations of the parties under this Agreement shall be conditional on the publication of the Announcement. The parties agree that the Announcement shall constitute, for the purposes of the Code, as applied pursuant to Clause 2.2, an announcement by XL of a firm intention to make an offer for Catlin under Rule 2.7 of the Code.

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9.	Responsibility for Information

9.1	If the Acquisition is implemented by way of the Scheme and Merger:

9.1.1	XL will procure that the XL Officers accept responsibility for all of the information in the Circular relating to XL and other members of the XL Group and their respective Personnel; and

9.1.2	Catlin will procure that the Catlin Directors accept responsibility for their views set out in the Circular and all information in the Circular other than information for which responsibility is accepted by XL Officers under Clause 9.1.1.

9.2	If the Acquisition is implemented by way of a Takeover Offer pursuant to an Agreed Switch:

9.2.1	Catlin will procure that the Catlin Directors accept responsibility for their views set out in the Offer Document and all of the information in the Offer Document relating to Catlin and the Catlin Group and their respective Personnel; and

9.2.2	XL will procure that the XL Officers accept responsibility for all information in the Offer Document other than information for which responsibility is accepted by Catlin Directors under Clause 9.2.1.

10.	Conduct Pending Completion of the Acquisition

10.1	During the Relevant Period, Catlin shall, and shall procure that the members of the Catlin Group shall, comply with Schedule I.

10.2	During the Relevant Period, XL shall, and shall procure that the members of the XL Group shall, comply with Schedule II.

10.3	XL agrees that the following matters shall be permitted and shall not contravene Rule 21 of the Code:

10.3.1	subject to completion of the disposal of Catlin’s investment in Box Innovation Group Limited (trading as “insurethebox”) (“ITB”) and receipt of the proceeds therefrom, the payment to Catlin Shareholders out of the distributable surplus from the sale of ITB, of up to 12.3 pence per Catlin Share, based on Catlin’s fully diluted share number on the relevant record date (the “ITB Special Dividend”). In the event that the disposal of ITB is reasonably expected to complete on or after the Effective Date, the parties will, reasonably and in good faith, discuss with a view to reaching agreement, subject to applicable law, on a means by which the ITB Special Dividend would, subject to completion of the disposal of ITB and receipt of the proceeds therefrom, be paid to Catlin Shareholders listed on the register at the Scheme Record Time, notwithstanding that completion of the Acquisition would take place before completion of the disposal of ITB and receipt of the proceeds therefrom;

10.3.2	the final dividend expected to be declared by the Catlin Board in respect of the year ended 31 December 2014, in an amount of 22 pence per Catlin Share, which is expected to be announced with publication of Catlin’s preliminary results on or about 12 February 2015; and

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10.3.3	the grant or satisfaction of any options and awards under the Catlin Share Plans subject to and in accordance with Schedule III.

11.	Representations and Warranties

11.1	Each of XL and Catlin represents and warrants to the other that:

11.1.1	it is a company duly organised and validly existing under the laws of its jurisdiction of incorporation;

11.1.2	it has the requisite power and authority to enter into and perform its obligations under this Agreement and the Merger Agreement in accordance with the terms hereof and thereof;

11.1.3	this Agreement and the Merger Agreement constitute its binding obligations in accordance with the terms hereof and thereof;

11.1.4	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(a)	result in a breach of any provision of its or its subsidiaries’ constitutional documents;

(b)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound;

(c)	result in a breach of any order, judgment or decree of any Relevant Authority to which it is a party or by which it is bound; or

(d)	require the approval of its shareholders (other than a shareholder approval referred to in this Agreement or the Merger Agreement).

11.2	XL represents and warrants to Catlin that the entire issued and outstanding share capital of XL Sub is owned, legally and beneficially, by XL.

11.3	Each of the representations and warranties in this Clause 11 shall be construed as separate and shall not be limited or restricted by the terms of any other such representation or warranty.

12.	Termination

12.1	This Agreement may be terminated as follows:

12.1.1	upon agreement in writing between XL and Catlin at any time prior to the completion of the Acquisition;

12.1.2	by Catlin, by written notice to XL, at any time prior to the Effective Date;

12.1.3	by either XL or Catlin, by written notice to the other, if the Announcement is not released by noon on 9 January 2015 or such later time or date as XL and Catlin may agree in writing;

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12.1.4	by XL, by written notice to Catlin, stating that (i) any Condition which has not been waived (or is incapable of waiver) is (or has become) incapable of satisfaction by the Long Stop Date, and (ii) notwithstanding that it may have the right to waive such Condition, it will not do so; provided that XL would, in accordance with Clause 4.2, be entitled to invoke (and not obliged to waive) such Condition;

12.1.5	by XL, by written notice to Catlin, if: (i) the Catlin Board notifies XL or publicly states that it no longer recommends (or intends to recommend) that Catlin Shareholders vote in favour of, the Acquisition; (ii) the Catlin Board fails to provide, adversely modifies or qualifies the Catlin Board Recommendation or withdraws (or publicly states that it intends to withdraw) the Catlin Board Recommendation (provided that, in the case of (i) and (ii), but without prejudice to (vi) or (vii) below, the circumstances in (i) and (ii) above shall be deemed not to have arisen by reason only of any adjournment of either or both of the Court Meeting and the General Meeting for a specified period of time or any delay of the Court Hearing; (iii) following the Court Meeting or the General Meeting, the Catlin Board notifies XL in writing or publicly states that Catlin will not seek the sanctioning of the Scheme by the Court; (iv) the Catlin Board recommends a Competing Offer; (v) the Scheme does not become effective by the Long Stop Date in accordance with its terms; (vi) either the Court Meeting or the General Meeting has not been held by the date which is 22 days after the expected date for such meeting as set out in the Circular (unless extended with the written agreement of XL and Catlin); or (vii) the Court Hearing has not been held by the date which is 22 days after the expected date for such hearing as set out in the Circular (unless extended with the written agreement of XL and Catlin) (each of (i), (ii), (iii), (iv), (v), (vi) and (vii) being a “Relevant Withdrawal Event”); provided that for the purposes of this Clause 12.1.5, none of the following shall itself constitute a Relevant Withdrawal Event: (a) any Catlin Director(s) not joining (or not continuing to participate) in any recommendation or intended recommendation so long as such recommendation or intended recommendation is concurrently maintained and reconfirmed by at least a majority of the entire Catlin Board; and (b) any holding statement(s) issued by the Catlin Board to Catlin Shareholders following a change of circumstances so long as (x) any such holding statement contains an express statement that such recommendation is not withdrawn and does not contain a statement that the Catlin Board intends to withdraw such recommendation and (y) if and only if the Code Expert (applying the General Principles and spirit of the Code, which the parties agree he shall have jurisdiction to apply) imposes a deadline for the clarification of such holding statement, at least a majority of the Catlin Board maintains and reconfirms its recommendation to Catlin Shareholders to vote in favour of the Resolutions at the Court Meeting and the General Meeting by such deadline;

12.1.6	by either XL or Catlin, by written notice to the other, if the Acquisition would be regarded as having lapsed or been withdrawn for the purposes of the Code; or

12.1.7	by either XL or Catlin, by written notice to the other, if the Effective Date has not occurred by the Long Stop Date,

provided that, notwithstanding any other provision, XL shall only be entitled to exercise a termination right under Clause 12.1.5(v), (vi) or (vii) or Clause 12.1.7 on the day that such right arises, unless extended with the agreement of the parties.

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12.2	Subject to the provisions of this Agreement which are expressly provided to survive termination in Clause 12.5, and without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto, if this Agreement is terminated pursuant to this Clause 12, this Agreement shall terminate and there shall be no other liability between Catlin, on the one hand, or XL or XL Sub, on the other hand.

12.3	XL agrees that Rule 35 of the Code shall apply notwithstanding the termination of this Agreement or the withdrawal or lapse of the Acquisition provided that XL will not be bound by Rule 35.4 of the Code following termination of this Agreement where the Catlin Directors have either (a) not obtained that competing offeror’s undertaking to be bound by Rule 35.4 of the Code in connection with its competing offer (“Competing Bidder Undertaking”) or (b) waived or released or is not taking reasonable steps to enforce, any actual or threatened breach of, the Competing Bidder Undertaking, in accordance with its terms.

12.4	Catlin confirms that it is its intention that, prior to any adjournment of the Court Meeting or the General Meeting or any delay of the Court Hearing beyond the expected date for such meeting or hearing (as the case may be) as set out in the Circular, it will seek an undertaking from any competing offeror in respect of a then existing Competing Offer to:

12.4.1	clarify its intentions with respect to its Competing Offer by no later than the tenth (10th) Business Day prior to any proposed date for such adjourned Court Meeting or General Meeting or delayed Court Hearing;

12.4.2	in the event that a competitive situation between such competing offeror and XL continues to exist in the later stage of the offer period, submit to an auction procedure in compliance with the Code in respect of which the Code Expert shall give such instructions and directions as it deems necessary; and

12.4.3	to be bound by the Code including, but not limited to, Rule 35.

12.5	Clauses 1, 5.5, 12, 14, 15, 16, 17, 18, 19.1, 19.2, 19.3, 19.4 (only in relation to sub-Clause (i) thereof), 20 and 21 shall survive termination of this Agreement.

12.6	No party shall have any right to terminate this Agreement, whether under this Agreement or otherwise, except as expressly set out in Clause 12.1 (and if, by operation of law, any party has such a right, it undertakes not to exercise such right).

13.	Directors’ and Officers’ Liability Insurance

13.1	At and after the Effective Date, XL shall cause the surviving company in the Merger, to the fullest extent permitted under applicable Law, to indemnify and hold harmless each present and former director or officer of Catlin or any of its subsidiaries and each person who, while a director or officer of Catlin and any of its subsidiaries, served at the request of Catlin or any of its subsidiaries as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Catlin or any of its subsidiaries (each, together with his or her respective heirs, executors and administrators, an “Indemnified Person”), against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened action, suit or proceeding (whether arising before, at or after the Effective Date), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director or officer of Catlin or any of its subsidiaries or, while a director or officer of Catlin or any of its subsidiaries, serving at the request of Catlin or any of its subsidiaries as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Catlin or any of its subsidiaries for acts or omissions up to and including the Effective Date. It is expressly agreed that the rights of each Indemnified Person under this Clause 13 shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the certificates of incorporation, articles of association and bye-laws (or similar governing documents) of Catlin or any of its subsidiaries.

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13.2	With effect from the Effective Date, XL shall or shall cause the surviving company in the Merger to purchase directors’ and officers’ liability insurance cover “tail” policy(ies) for both current and former directors and officers of Catlin and any of its subsidiaries, including directors or officers who retire or whose employment is terminated as a result of the Acquisition, for acts or omissions up to and including the Effective Date, in the form of runoff cover for a period of six years following the Effective Date. Such “tail” policy(ies) shall be placed with reputable insurer(s) (which may include insurance subsidiaries of XL) and provide cover, in terms of amount and breadth, at least as much as that provided under Catlin’s directors’ and officers’ liability insurance policy(ies) as at the date of this Agreement; provided, however, that in no event shall XL or the surviving company spend or commit to spend for such “tail” policy(ies) an amount in aggregate in excess of 250% of the annual premiums paid as of the date hereof by Catlin for directors’ and officers’ liability insurance (the “Base Premium”), and if the cost of such “tail” policy(ies) exceeds the Base Premium, XL shall or shall cause the surviving company in the Merger to obtain a policy(ies) with the greatest coverage available for an aggregate cost not exceeding the Base Premium.

14.	Fees and Costs

Without prejudice to its other rights pursuant to this Agreement (or in relation to a breach by any party of the terms of this Agreement) each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any other agreement incidental to the implementation of the Acquisition or referred to in this Agreement.

15.	Remedies and Waivers

15.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it.

15.2	No waiver of any right, power or remedy provided by law or under this Agreement shall have effect unless given by notice in writing.

15.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

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15.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

15.5	Without prejudice to any other rights and remedies which a party may have, each party (each being, as applicable, for the purposes of this Clause 15 the “undertaking party”) acknowledges and agrees that the other party may be materially harmed by a breach of any of the provisions of this Agreement and that damages alone may not be an adequate remedy for any such breach. Accordingly, the undertaking party acknowledges that the other party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the undertaking party agrees that it shall not contest the appropriateness or availability thereof), for any threatened or actual breach of any provision of this Agreement and no proof of special damages shall be necessary for the enforcement by a party of its rights under this Agreement.

15.6	The parties agree that the Code Committee and the Code Expert shall have the power to award any remedy or make any direction that the Panel would have been competent to award or make, and that they shall comply with the terms of such remedy or direction.

15.7	This Agreement may be executed in any number of counterparts, and by or on behalf of the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

16.	Invalidity

16.1	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

16.2	If this Agreement would require a party to do or omit to do anything that would be contrary to the Bermuda Act, then the parties shall endeavour to comply with this Agreement in a manner that is not contrary to the Bermuda Act, but if that is impossible then the relevant provision of this Agreement shall, to that extent, be of no force or effect.

17.	Notices

17.1	Notices under this Agreement shall be given in writing by personal delivery, international courier or by facsimile or email transmission (with a copy despatched by personal delivery or international courier) and shall be effective when received. Notices shall be given as follows:

17.1.1	if to Catlin:

For the attention of:	Daniel Primer, Group General Counsel

Address:	20 Gracechurch Street, London EC3V 0BG

Facsimile:	+44 207 623 3667

Email:	Daniel.Primer@catlin.com

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Copied to (but shall not constitute notice to Catlin):	Slaughter and May Attention: Martin Hattrell

Address:	One Bunhill Row, London, EC1Y 8YY

Facsimile:	+44 20 7090 5000

Email:	martin.hattrell@slaughterandmay.com

17.1.2	if to XL:

For the attention of:	Kirstin Gould

Address:	100 Washington Blvd., Sixth Floor, Stamford, CT 06902, the United States of America

Facsimile:	+1 203 964 0763

Email:	Kirstin.Gould@xlgroup.com

Copied to (but shall not constitute notice to XL):	Skadden, Arps, Slate, Meagher & Flom LLP Attention: Todd E. Freed Scott C. Hopkins

Address:	Four Times Square, New York City, New York 10036 40 Bank Street, Canary Wharf, London, E14 5DS

Facsimile:	+ 1 212 735 2000 + 44 207 519 7070

Email:	todd.freed@skadden.com scott.hopkins@skadden.com

or to such other address, facsimile number or email (as applicable) as may from time to time be notified in writing by the recipient to each other party as being the recipient’s address, facsimile number or email (as applicable) for notice.

17.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given:

17.2.1	if personally delivered, at the time of delivery;

17.2.2	if sent by international courier, at the time that delivery at the address referred to in Clause 17.1 is acknowledged to the relevant international courier;

17.2.3	if sent by facsimile or email transmission, upon receipt by the sender of a transmission report or confirmation (or other appropriate evidence) that the facsimile or email has been transmitted to and received in full by the addressee,

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provided that where delivery or transmission occurs after 5:00 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9:00 a.m. on the next following Business Day.

18.	Entire Agreement

18.1	This Agreement, the Merger Agreement, the Confidentiality Agreement, the Code Expert’s terms and conditions of engagement (and any applicable terms of reference in relation to any Code Question) and the Code Application Letter constitute the whole and only agreement among the parties relating to the subject matter hereof and thereof and supersede any previous agreement whether written or oral among the parties in relation to the subject matter hereof and thereof.

18.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement.

18.3	No party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement. Nothing in this Clause 18.3 shall limit the liability of any party in respect of any fraudulent misrepresentation or misstatement. For the purposes of this Clause 18.3, pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

19.	General; No Third Party Rights

19.1	Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity among any of the parties.

19.2	No amendment, variation, change or addition to this Agreement shall be effective or binding on any party unless made in writing and executed by or on behalf of each of the parties. No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and executed by or on behalf of the party waiving such provision.

19.3	This Agreement is personal to the parties and no party shall assign, transfer or create a trust over all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other parties.

19.4	Except pursuant to (i) Clauses 2.10 to 2.18 (inclusive) which are intended to be enforceable by the Code Expert, and (ii) Clause 13 which is intended to be enforceable by an Indemnified Person, the parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

20.	Governing Law

20.1	This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

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20.2	Without prejudice to the Code Expert procedure prescribed in Clauses 2.10 to 2.18 (inclusive), the courts of England and Wales shall have exclusive jurisdiction to settle any claim, legal action, proceedings, dispute or matter of difference which may arise out of or in connection with this Agreement (including claims for set-off or counterclaim) or the legal relationships established by this Agreement, whether contractual or non-contractual (“Proceedings”).

20.3	Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales and waives any objection to any Proceedings in such courts or on the grounds of venue or on the grounds that such Proceedings have been brought in an inappropriate forum.

20.4	Each of the parties agrees that a judgment against it in the courts of England and Wales may be enforced against it in any other jurisdiction in accordance with the laws of that jurisdiction.

21.	Agents for Service of Process

21.1	Each of the parties shall at all times maintain an agent for service of process in England. Each of XL and XL Sub irrevocably appoints XL Services UK Ltd of 70 Gracechurch Street, London EC3V 0XL, United Kingdom and Catlin irrevocably appoints Catlin Holdings Limited of 20 Gracechurch Street, London EC3V 0BG, United Kingdom (each such entity or any replacement agent appointed pursuant to Clause 21.3, “Agent”) as its agent for such purpose.

21.2	Without prejudice to any other permitted mode of service, each party agrees that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if served on the Agent in any manner permitted by the Civil Procedure Rules, whether or not it is forwarded to the party.

21.3	If for any reason the Agent appointed by any party at any time ceases to act as such, the party shall promptly appoint another such agent and promptly notify the other parties of the appointment and the new agent’s name and address in accordance with Clause 17. If the party concerned does not make such an appointment within seven (7) Business Days of such cessation, then any other party may make such appointment on behalf of, and at the expense of, such defaulting party and if it does so shall promptly notify the other parties of the new agent’s name and address in accordance with Clause 17.

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AS WITNESS WHEREOF the hands of the parties or their duly authorised representatives the day and year first above written.

XL GROUP PLC

By:	/s/ Michael S. McGavick
	Name:	Michael S. McGavick
	Title:	Chief Executive Officer

GREEN HOLDINGS LIMITED

By:	/s/ C. Stanley Lee
	Name:	C. Stanley Lee
	Title:	Director

CATLIN GROUP LIMITED

By:	/s/ Daniel Primer
	Name:	Daniel Primer
	Title:	General Counsel

[Signature Page to Implementation Agreement]

SCHEDULE I

CATLIN RESTRICTED ACTIONS

During the Relevant Period, Catlin shall not, and shall procure that members of the Catlin Group shall not, take any action which would be prohibited by Rule 21.1 of the Code if the Code applied to Catlin on the basis set out in Clause 2.2, without such action being (i) approved in writing by XL in advance, (ii) with the consent of the Code Committee or the Code Expert (performing the role that the Panel would have under Rule 21.1 of the Code), or (iii) approved by Catlin Shareholders in a general meeting in accordance with the requirements of Rule 21.1 of the Code.

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SCHEDULE II

XL RESTRICTED ACTIONS

During the Relevant Period, except as contemplated by this Agreement, XL shall not, and shall procure that members of the XL Group shall not, take any of the following actions, without such action being (i) approved in writing by Catlin in advance (such approval not to be unreasonably withheld, conditioned or delayed) or fairly disclosed to Catlin prior to the date of this Agreement, or (ii) as required by applicable Law:

1.	declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any share capital of any member of the XL Group (whether in cash, shares or property or any combination thereof), except for (i) dividends or distributions to XL or a wholly-owned subsidiary of XL by a subsidiary of XL, (ii) dividends payable pursuant to the terms of XLIT Ltd.’s Series D Preference Ordinary Shares and Fixed/Floating Series E Perpetual Non-Cumulative Preference Ordinary Shares, (iii) dividends payable pursuant to the terms of any constitutional document, or any agreement on arms’ length terms, governing any member of the XL Group (other than XL) that is a fund, partnership, joint venture, strategic alliance or similar entity, and (iv) dividends by XL on the XL Shares with record and payment dates that are generally consistent with past practice in an amount not to exceed 18 cents per XL Share per dividend payment; provided that the foregoing shall not prohibit the payment of any dividends and distributions with a record date after the Effective Date;

2.	issue any shares or any securities convertible into or exchangeable for any shares, or grant any rights, warrants or options to acquire any shares or any such securities, in the case of XL Shares at less than the fair market value of the XL Shares on the date of issuance, except (i) to XL or a wholly-owned subsidiary of XL by a wholly-owned subsidiary of XL, (ii) on arms’ length terms in connection with investments by third parties in any member of the XL Group (other than XL) that is a fund, partnership, joint venture, strategic alliance or similar entity, (iii) for grants of options, restricted stock and other equity incentive awards by any member of the XL Group in the ordinary course of business, (iv) upon the exercise, vesting or settlement of any options, restricted stock and other equity incentive awards granted by any member of the XL Group, in accordance with the terms of the applicable XL benefit plan or grant award, (v) for any XL Shares issued to Catlin Shareholders in the Acquisition, (vi) for any such issuance or issuances by any member of the XL Group not having an issuance price (after taking into account any customary market discounts) on the applicable date(s) of issuance(s) in the aggregate for all such issuances exceeding $1.25 billion and (vii) withholding of shares of any member of the XL Group to satisfy (a) tax obligations pertaining to the exercise of options or the vesting or settlement of equity incentive awards granted by any member of the XL Group or (b) the exercise price with respect to options granted by any member of the XL Group;

3.	consolidate, sub-divide or reclassify any of its shares, except for (i) any such transaction by a wholly owned subsidiary of XL which remains a wholly owned subsidiary of XL after consummation of such transaction, (ii) any such transaction on arms’ length terms by any member of the XL Group (other than XL) that is a fund, partnership, joint venture, strategic alliance or similar entity and (iii) any such action in respect of XL Shares pursuant to the terms of the Acquisition;

4.	other than on arms’ length terms, directly or indirectly, repurchase, redeem or otherwise acquire any of its shares in its capital or any rights, warrants or options to acquire any such shares, except (i) for transactions among XL and its wholly owned subsidiaries or among XL’s wholly owned subsidiaries and (ii) as permitted pursuant to Paragraph 2(vii) of this Schedule II;

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5.	amend its constitutional documents in any manner that would have a material and adverse impact on the value of, or rights attaching to, the XL Shares issued to the Catlin Shareholders pursuant to the Acquisition; provided that the foregoing shall not be deemed to prohibit any renewal of authority of XL’s board of directors to issue shares for cash without first offering shares to existing shareholders under Irish law; and

6.	cease to own, legally and beneficially, the entire issued and outstanding share capital of XL Sub.

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SCHEDULE III

CATLIN SHARE PLANS

1.	general obligations

1.1	Catlin undertakes (subject to applicable confidentiality, legal and regulatory requirements) to provide XL with such details in relation to the Employee Equity Plans (as defined in paragraph 2.1) as it may reasonably request and to use all reasonable endeavours to procure that any amendments are made to the Employee Equity Plans as Catlin and XL agree are necessary and desirable in order to facilitate the processes contemplated by this Schedule III.

1.2	Catlin agrees that, save for:

1.2.1	the exercise of discretion as stated in paragraphs 3.4, 6.4, 6.7, 7.4 and 7.7; and

1.2.2	the exercise of any discretion to treat any person as a good leaver (however defined) on termination of their employment prior to the date that the court sanctions the Scheme (the “Sanction Date”);

in advance of the exercise of any discretion provided for under any of the Employee Equity Plans by the Catlin Board or the Catlin Compensation Committee, Catlin shall notify XL that such discretion is being considered by the Catlin Board or the Catlin Compensation Committee, as appropriate, and Catlin agrees that XL shall be entitled to make representations to the relevant body, which the relevant body shall consider prior to exercising any discretion. XL agrees that neither the Catlin Board nor the Catlin Compensation Committee shall be bound to act in accordance with XL’s representation.

1.3	Catlin confirms that, so far as it is aware, the information and figures provided in this Schedule III and Attachment 1 hereto in respect of the Employee Equity Plans is accurate and complete as at the date of this Agreement.

1.4	Catlin and XL agree to take all necessary steps to prepare, in a form to be agreed between them, letters to each of the participants in the Employee Equity Plans. Those letters shall include, without limitation, details of whether and, if so, the extent to which awards made under the Employee Equity Plans shall vest and (if applicable) be exercised, whether they will be settled in cash, what will happen under the Scheme to any Catlin Shares to which they become entitled on the vesting/exercise of their awards and provide details of any relevant lapse provisions.

1.5	Catlin and XL shall, as soon as reasonably practicable after the date of this Agreement, consult and cooperate to determine which local law advice should be sought in those jurisdictions outside the United Kingdom in which participants in the Employee Equity Plans reside, with a view to ensuring that, if possible, there are no adverse issues in any of those jurisdictions in relation to securities laws, exchange controls, tax or other matters as a result of the arrangements referred to above.

1.6	Vesting, exercise and settlement under the Employee Equity Plans as described herein will be subject to the usual deductions for applicable taxes and national insurance and similar social security deductions or contributions.

2.	The Employee Equity Plans

2.1	Catlin confirms that the only arrangements under which rights to acquire Catlin Shares have been granted are:

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2.1.1	the Catlin Performance Share Plan (adopted by the Catlin Board on 11 March 2004, amended by the Catlin Compensation Committee on 5 December 2007, amended by Catlin shareholders on 14 May 2008 and amended by the Catlin Compensation Committee on 4 August 2009) (the “2004 PSP”);

2.1.2	the Catlin Savings-Related Share Option Scheme (approved by Catlin shareholders on 14 May 2008, approved by HMRC on 19 May 2008 under reference SRS 102644, and amended on 7 August 2013) including the addendum for employees of overseas territories approved at the Annual General Meeting on 14th May 2008 (the “Sharesave”)

2.1.3	the Catlin US Employee Stock Purchase Plan (adopted by the Catlin Board on 4 March 2008, and amended by the Catlin Board on 9 December 2010) (the “ESPP”);

2.1.4	the Catlin Incentive Share Plan (adopted by the Catlin Board on 6 February 2014, and amended by the Catlin Compensation Committee on 5 August 2014) (the “ISP”);

2.1.5	the Catlin Performance Share Plan (approved by Catlin shareholders on 9 May 2013, and amended by the Catlin Compensation Committee on 5 August 2014) (the “2013 PSP”);

2.1.6	the Catlin 2014 Deferred Bonus Share Plan (adopted by the Catlin Board on 13 May 2014) (the “DBSP”); and

2.1.7	individual retention or buy-out share awards (in respect of no more than 204,192 Catlin Shares underlying such awards).

and together the arrangements referred to in paragraph 2.1.1 to paragraph 2.1.7 inclusive shall be known as the “Employee Equity Plans”.

2.2	Catlin confirms and agrees that after the date hereof it will not make any further awards under any of the Employee Equity Plans, other than:

2.2.1	2015 awards under the 2013 PSP and ISP. It is acknowledged and agreed that the number of Catlin Shares that will be subject to the 2015 awards will be derived by converting the stated value of the award, expressed as a percentage of the proposed recipient’s salary, into a number of Catlin Shares arrived at by dividing the relevant amount of the proposed recipient’s salary by the market value of a Catlin Share on the relevant date and based on any relevant prevailing exchange rate where the proposed recipient’s salary is paid in a currency other than pounds sterling. Catlin confirms that the actual number of Catlin Shares to be placed under the 2015 awards will be calculated in a manner consistent with that employed prior to the communication of the awards to the proposed recipients and consistent with the disclosures to XL regarding such awards and that had that calculation been carried out as at 31st December 2014, the number of Catlin Shares awarded would have been approximately 7.70m;

2.2.2	awards anticipated to be made under the DBSP in 2015 in the ordinary course consistent with past practice due to the deferral of bonus earned for 2014 in accordance with plan terms; and

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2.2.3	awards expected to be made to new hires in the ordinary course, consistent with past practice; provided however that such awards shall be in the form of phantom cash awards which shall not effect any dilution of Catlin Shares.

Catlin further confirms and agrees that after the date hereof it will not (a) establish any new employee incentive arrangements (relating to Catlin shares, cash or otherwise) or (b) it will not make any amendments to any of the Employee Equity Plans which would increase or improve the benefits available to employees or participants under the Employee Equity Plans, or replace contractual rights under any Employee Equity Plan with other or additional compensation, without in the case of any action under either clause (a) or clause (b), the prior written agreement of XL, such agreement not to be unreasonably withheld or delayed (except that in no circumstances will XL be required to agree to any such compensation or any amendments which would increase the number of Catlin Shares or the amount of cash to be received by a participant or proposed participant under any of the Employee Equity Plans).  Catlin also agrees that it will not issue any further Catlin Shares under or in connection with any of the Employee Equity Plans other than to satisfy awards that are outstanding as at the date hereof or to satisfy awards to be made in 2015 that are envisaged in this paragraph 2.2.

2.3	Notwithstanding anything to the contrary contained in this Agreement, to the extent that any issuance of Catlin Shares in connection with the vesting or exercise of any of the awards referred to in paragraphs 2.2, 3, 4, 5, 6, 7, 8 or 9 would, together with any other issuance of Catlin Shares pursuant to any or all of the Employee Equity Plans, cause the Maximum Share Issuance (as defined in Attachment 1) to be met or exceeded, then XL shall notify Catlin of the number of awards that need to be settled in cash and Catlin shall then determine in its discretion, but after consultation with XL, the awards that will be settled in cash in lieu of the issuance of Catlin Shares pursuant to the terms of the relevant Employee Equity Plan. Catlin acknowledges and agrees that in determining which awards will be settled in cash it will take all reasonable steps to ensure that the availability of any corporation tax relief in respect of the vesting and/or exercise of awards is preserved. To the extent that any awards are required to be settled in cash pursuant to this paragraph 2.3 Catlin will fund the resulting cash payments prior to the Effective Date.

2.4	XL agrees that, subject to all other terms of this Schedule III and the Agreement, Catlin may issue further Catlin Shares to satisfy awards granted under the Employee Equity Plans, provided that the rules of the relevant Employee Equity Plan permit awards granted under it to be satisfied with newly issued Catlin Shares.

3.	THE 2004 PSP

Subsisting awards

3.1	Grants have been made under the 2004 PSP to employees of the Catlin Group, a number of which have not yet vested and (if applicable) been exercised (the “2004 PSP Subsisting Awards”).

3.2	The Subsisting Awards were granted in the form of “2004 PSP Allocations” (conditional awards) to employees in certain jurisdictions, and “2004 PSP Options” including nil-cost 2004 PSP Options in others. The 2004 PSP Subsisting Awards are structured as a right to receive a number of Catlin Shares, free of charge, subject to the satisfaction of performance and service conditions.

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Vesting, settlement and exercise

3.3	During the Relevant Period, Catlin will take all actions that may be required to cause the rules of the 2004 PSP to be amended as necessary (i) to provide that the 2004 PSP Subsisting Awards (to the extent they have not previously vested or lapsed) become vested pursuant to the provisions of paragraph 3.4 immediately prior to the Sanction Date and conditional on the sanctioning of the Scheme and (ii) to provide for the automatic exercise of any vested but unexercised 2004 PSP Options immediately prior to the Sanction Date and conditional on the sanctioning of the Scheme. Catlin agrees that it will ensure that all Subsisting Awards which so vest or are so exercised are settled on or prior to the Effective Date. Catlin agrees that any proposed amendments shall be agreed between Catlin and XL prior to their adoption by Catlin. The parties agree that any proposed amendments shall be in a form agreed between Catlin and XL with the aim of implementing the arrangements described in this paragraph 3.3.

3.4	It is acknowledged that the Catlin Compensation Committee will exercise its discretion and determine:

3.4.1	the level of vesting of the 2004 PSP Subsisting Awards granted in 2011 and the 2004 PSP Subsisting Awards granted in 2012 and due to vest in 2015 based on achievement of the applicable performance conditions (expected to vest in February 2015);

3.4.2	that the performance conditions attached to the 2004 PSP Subsisting Awards granted in 2012 and due to vest in 2016 and the 2004 PSP Subsisting Awards granted in 2013 have been fully met and as such the 2004 PSP Subsisting Awards granted in 2012 and due to vest in 2016 and the 2004 PSP Subsisting Awards granted in 2013 will vest as to 100% in respect of performance; and

3.4.3	that the extent to which 2004 PSP Subsisting Awards granted in 2012 and due to vest in 2016 and the 2004 PSP Subsisting Awards granted in 2013 will vest will be pro-rated for time, by reference to the proportion of the performance period that has elapsed as at the Sanction Date.

3.5	To the extent that any 2004 PSP Subsisting Awards do not vest in accordance with paragraph 3.4 they will immediately lapse and (if relevant) cease to be exercisable.

Vested but unexercised awards

3.6	A number of awards made under the 2004 PSP in the form of 2004 PSP Options have vested but not yet been exercised (“Vested Awards”). The rule amendments referred to in paragraph 3.3 will provide for the automatic exercise of any unexercised Vested Awards immediately prior to the Sanction Date and conditional on the sanctioning of the Scheme.

Impact of Maximum Share Issuance

3.7	Attachment 1 hereto sets out as at various dates at which the Acquisition may be completed, the maximum number of:

3.7.1	2004 PSP Subsisting Awards that will vest and (if applicable) become capable of being exercised, following the Scheme being sanctioned, with time and, as appropriate, performance pro-rata reduction being applied;

3.7.2	2004 PSPSubsisting Awards that will vest after the date of this Agreement but before the Scheme is sanctioned and which are to be settled; and

3.7.3	Vested Awards to be settled.

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4.	THE SHARESAVE

Outstanding options

4.1	Each employee may only exercise his option under the Sharesave (the "Sharesave Option") with the monthly savings that have accrued to the date of exercise. As such, not all Sharesave Options will be able to be exercised in full. Sharesave participants will be able to exercise their Sharesave Options in connection with the Acquisition in accordance with the Sharesave rules. It is agreed by the parties that their objective is to terminate the Sharesave as from the Effective Date and Catlin and XL agree that they will use reasonable endeavours to achieve this in a manner which does not prejudice any employee tax position or any corporate tax position, including UK corporation or other corporation tax relief, associated with the Sharesave. Catlin and XL will discuss, in good faith, what level of compensation is appropriate to fairly reflect the loss of the ability to save for 6 months following the Acquisition.

Impact of Maximum Share Issuance

4.2	Attachment 1 hereto sets out as at various dates at which the Acquisition may be completed, the maximum number of Sharesave Options under the Sharesave that will become capable of being exercised, following the Scheme being sanctioned.

5.	THE ESPP

Outstanding Options

5.1	Under the ESPP, each participant (“Participant”) makes monthly contributions into the associated ESPP payroll deduction account (the “Payroll Deduction Account”) from his salary. These contributions are made over a specified period (the “Offering Period”). The Catlin Board specifies the date on which Participants can purchase Catlin Shares with their aggregate combined monthly contributions (the “Purchase Date”). The price at which each Participant can purchase the Catlin Shares (the “Exercise Price”) is set by reference to the date on which the right to purchase Catlin Shares is granted under the ESPP.

Purchase of Catlin Shares

5.2	The number of Catlin Shares that can be purchased by a Participant on a Purchase Date is calculated by dividing the value of the total contributions that a Participant has made in respect of the applicable Offering Period (plus, if appropriate, any unused amounts carried over from any previous Offering Period) by the Exercise Price.

5.3	It is acknowledged that the Catlin Board will exercise its discretion and nominate an early Purchase Date under the ESPP as of the Sanction Date OR terminate the ESPP and return the monthly contributions, then in their Payroll Deduction Accounts, to Participants.

5.4	A Participant may only purchase Catlin Shares with the contributions that he has made into his Payroll Deduction Account.

Impact of Maximum Share Issuance

5.5	Attachment 1 hereto sets out as at various dates at which the Acquisition may be completed, the maximum number of Catlin Shares that may be purchased pursuant to the ESPP, following the Scheme being sanctioned.

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5.6	To the extent that the issuance of Catlin Shares in connection with the purchase of Catlin Shares on the Purchase Date referenced in paragraph 5.3, would, together with any other issuance of Catlin Shares pursuant to any or all of the other Employee Equity Plans, cause the Maximum Share Issuance to be met or exceeded, then, at the request of XL, Catlin shall take all actions necessary at the Catlin Board's discretion either to settle any rights to purchase Catlin Shares by payment of cash or in accordance with the rules of the ESPP to terminate the ESPP and return the monthly contributions then in their Payroll Deduction Accounts to Participants.

6.	THE ISP

Subsisting awards

6.1	Grants have been made under the ISP to employees of the Catlin Group, a number of which have not yet vested and (if applicable) been exercised (the “ISP Subsisting Awards”).

6.2	The ISP Subsisting Awards were granted in the form of “ISP Allocations” (conditional awards) for employees in certain jurisdictions, and “ISP Options” including nil-cost Options in others. The ISP Subsisting Awards are structured as a right to receive a number of Catlin Shares, free of charge, subject to the satisfaction of service conditions.

Vesting, settlement and exercise

6.3	During the Relevant Period, Catlin will take all actions that may be required to cause the rules of the ISP to be amended as necessary (i) to provide that the ISP Subsisting Awards or ISP New Awards (as defined in paragraph 6.6 below) that vest pursuant to the provisions of paragraphs 6.4 or 6.7 will (to the extent they have not previously vested or lapsed) become vested immediately prior to the Sanction Date and conditional on the sanctioning of the Scheme and (ii) to provide for the automatic exercise of any vested but unexercised ISP Options immediately prior to the Sanction Date and conditional on the sanctioning of the Scheme. Catlin further agrees that it will ensure that all ISP Subsisting Awards or ISP New Awards which so vest or are so exercised are settled on or prior to the Effective Date. The parties agree that any proposed amendments shall be in a form agreed between Catlin and XL with the aim of implementing the arrangements described in this paragraph 6.3.

6.4	It is acknowledged that the Catlin Compensation Committee will exercise its discretion and determine that the extent to which ISP Subsisting Awards will vest will be pro-rated for time, by reference to the proportion of the vesting period that has elapsed as at the Sanction Date.

6.5	To the extent that any ISP Subsisting Awards do not vest in accordance with paragraph 6.4 they will immediately lapse and (if relevant) cease to be exercisable.

New awards

6.6	Catlin intends to grant further awards under the ISP in February 2015 consistent with paragraph 2.2 (“ISP New Awards”).

6.7	It is acknowledged that the Catlin Compensation Committee will exercise its discretion and determine that the extent to which ISP New Awards will vest will be pro-rated for time, by reference to the proportion of the vesting period that has elapsed as at the Sanction Date.

6.8	To the extent that any ISP New Awards do not vest in accordance with paragraph 6.7 they will immediately lapse and (if relevant) cease to be exercisable.

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Impact of Maximum Share Issuance

6.9	Attachment 1 hereto sets out as at various dates at which the Acquisition may be completed, the maximum number of ISP Subsisting Awards and ISP New Awards that will vest and (if applicable) become capable of being exercised, following the Scheme being sanctioned, with time pro-rata reduction being applied.

7.	THE 2013 PSP

Subsisting awards

7.1	Grants have been made under the 2013 PSP to employees of the Catlin Group, a number of which have not yet vested and (if applicable) been exercised (the “2013 PSP Subsisting Awards”).

7.2	The 2013 PSP Subsisting Awards were granted in the form of “2013 PSP Allocations” (conditional awards) for employees in certain jurisdictions and “2013 PSP Options” including nil-cost 2013 PSP Options in others. The 2013 PSP Subsisting Awards are structured as a right to receive a number of Catlin Shares, free of charge, subject to the satisfaction of performance and service conditions.

Vesting, settlement and exercise

7.3	During the Relevant Period, Catlin will take all actions that may be required to cause the rules of the 2013 PSP to be amended as necessary (i) to provide that the 2013 PSP Subsisting Awards or 2013 PSP New Awards (as defined in paragraph 7.4.2 below) that vest pursuant to the provisions of paragraphs 7.4 will (to the extent they have not previously vested or lapsed) become vested immediately prior to the Sanction Date and conditional on the sanctioning of the Scheme and (ii) to provide for the automatic exercise of any vested but unexercised 2013 PSP Options immediately prior to the Sanction Date and conditional on the sanctioning of the Scheme. Catlin further agrees that it will ensure that all 2013 PSP Subsisting Awards and 2013 PSP New Awards which so vest or are so exercised are settled on or prior to the Effective Date. The parties agree that any proposed amendments shall be in a form agreed between Catlin and XL with the aim of implementing the arrangements described in this paragraph 7.3.

7.4	It is acknowledged that the Catlin Compensation Committee will exercise its discretion and determine that:

7.4.1	the performance conditions attached to the 2013 PSP Subsisting Awards granted in 2014 have been fully met and as such the 2013 PSP Subsisting Awards granted in 2014 will vest as to 100% in respect of performance;

7.4.2	the performance conditions attached to the 2013 PSP Subsisting Awards to be granted in 2015 (“2013 PSP New Awards”) consistent with paragraph 2.2 have been met in part and as such 2013 PSP Subsisting Awards granted in 2015 will vest as to 50% in respect of performance; and

7.4.3	the extent to which 2013 PSP Subsisting Awards and 2013 PSP New Awards will vest will be pro-rated for time, by reference to the proportion of the performance period that has elapsed as at the Sanction Date.

7.5	To the extent that any 2013 PSP Subsisting Awards or 2013 PSP New Awards do not vest in accordance with paragraph 7.4 they will immediately lapse and (if relevant) cease to be exercisable.

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Impact of Maximum Share Issuance

7.6	Attachment 1 hereto sets out as at various dates at which the Acquisition may be completed, the maximum number of 2013 PSP Subsisting Awards and 2013 PSP New Awards that will vest and (if applicable) become capable of being exercised, following the Scheme being sanctioned, with time and, as appropriate, performance pro-rata reduction being applied.

8.	THE DBSP

Subsisting awards

8.1	Grants have been made under the DBSP to employees of the Catlin Group, a number of which have not yet vested and (if applicable) been exercised (the “DBSP Subsisting Awards”).

8.2	The DBSP Subsisting Awards were granted in the form of “DBSP Conditional Awards” for employees in certain jurisdictions, and “DBSP Nil-Cost Options” in others. The DBSP Subsisting Awards are structured as a right to receive a number of Catlin Shares, free of charge, subject to the satisfaction of service conditions.

New awards

8.3	Catlin intends to grant further awards under the DBSP in February 2015 consistent with paragraph 2.2 (“DBSP New Awards”).

Vesting and exercise

8.4	All DBSP Subsisting Awards and DBSP New Awards will (to the extent they have not previously vested or lapsed) vest in full on the Sanction Date. During the Relevant Period, Catlin will take all actions that may be required to cause the rules of the DBSP to be amended to provide that DBSP Subsisting Awards and DBSP New Awards that are DBSP Nil-Cost Options shall be automatically exercised on the Sanction Date, conditional on the sanctioning of the Scheme, and settled on or prior to the Effective Date, after which time they will lapse. The parties agree that any proposed amendments shall be in a form agreed between Catlin and XL with the aim of implementing the arrangements described in this paragraph 8.4.

Impact of Maximum Share Issuance

8.5	Attachment 1 hereto sets out as at various dates at which the Acquisition may be completed, the maximum number of DBSP Subsisting Awards and DBSP New Awards that will vest and (if applicable) become capable of being exercised, following the Scheme being sanctioned.

9.	INDIVIDUAL RETENTION OR BUY-OUT SHARE AWARDS

9.1	One-off retention and buy-out share awards will vest in accordance with their terms, provided however that Catlin will do all things necessary to ensure that such awards are settled on or prior to the Effective Date, after which time they will lapse.

10.	SETTLEMENT OF AWARDS AND THE EMPLOYEE BENEFIT TRUST

10.1	The Catlin Employee Benefit Trust (the “EBT”) currently holds 3,464,988 Catlin Shares, all of which have been purchased from the market.

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10.2	Catlin agrees to recommend to the trustee of the EBT that the trustee will use the Shares currently comprised in the EBT to satisfy any vesting and/or exercise of awards under the Employee Equity Plans with priority to the Sharesave, ISP, DBSP and individual bonus share awards.

10.3	Catlin will recommend to the trustee of the EBT that the remainder of the Catlin Shares in the EBT will be used to satisfy awards under the other Employee Equity Plans, to the extent that the awards may be satisfied with Catlin Shares that have been purchased in the market.

11.	General

11.1	Capitalised words and terms used but not defined in this Schedule III shall have the meaning given to them in the Agreement.

11.2	This Schedule III shall apply mutatis mutandis in the event that the Acquisition is implemented by way of a Takeover Offer or Bermuda Merger rather than the Scheme.

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SCHEDULE IV

INDICATIVE TIMETABLE

Event	Time/Date

Publication of Prospectus in the U.K.	P

Dispatch of Circular	P+2

Catlin ADR Voting Deadline	P+21

Voting Record Time	P+21

Latest time for Catlin Shareholders who hold their Catlin Shares through CREST to make CREST electronic proxy appointments	P+21

Latest time for Catlin Shareholders who hold their Catlin Shares in certificated form to lodge the Form of Proxy	P+21

Court Meeting and General Meeting	P+23

Satisfaction or waiver of all Conditions	C

Last day of dealings in Catlin Shares	C+14

Scheme Record Time	C+14

Court Hearing to sanction the Scheme	C+16

Effective Date	C+17

Cancellation of listing of Catlin Shares	C+20

New XL Ordinary Shares issued, and listed on the New York Stock Exchange and crediting of XL CDIs in CREST Accounts	C+34

Latest date for despatch of the Acquisition Consideration	C+34

Long Stop Effective Date (latest Effective Date)	9 October 2015

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SCHEDULE V

ATTACHMENT 1

	Date of Closing
Plan	15-Apr-15	15-May-15	15-Jun-15	15-Jul-15	15-Aug-15	15-Sep-15	9-Oct-14
2004 PSP	23,412,600	23,818,865	24,238,672	24,644,937	25,064,745	25,484,552	25,809,564
Sharesave	799,569	860,049	920,526	981,005	1,041,482	1,101,960	1,162,438
ESPP	99,696	115,034	130,372	145,710	161,048	176,386	184,055
ISP	1,479,774	1,630,747	1,786,754	1,937,727	2,093,733	2,249,739	2,370,518
2013 PSP	2,460,638	2,666,992	2,880,223	3,086,577	3,299,809	3,513,041	3,678,123
DBSP	236,210	236,210	236,210	236,210	236,210	236,210	236,210
Bonus Share Awards	204,192	204,192	204,192	204,192	204,192	204,192	204,192

Total	28,692,679	29,532,090	30,396,950	31,236,359	32,101,219	32,966,080	33,645,101

Delta	2,802,080	1,962,669	1,097,809	258,400	-606,460	-1,471,321	-2,150,342

Notes:

1. For purposes of Schedule III, including this Attachment 1, the term "Maximum Share Issuance" shall mean 390,600,000 (or such lower number as the parties may agree). Maximum Share Issuance - Total Catlin Shares Issued and Outstanding = 31,494,759 (i.e., 390,600,000 - 359,105,241 = 31,494,759).

2. The Delta represents the difference between the number of shares in respect of which awards could vest on the relevant date and the maximum number that could be issued without breaching the Maximum Share Issuance. Where the Delta is negative on a date it therefore indicates that in those circumstances some cash settlement would be required in accordance with paragraph 2.3 of Schedule III

3. Where applicable under the relevant plans, awards vesting will include amounts in respect of dividend equivalents. The Sharesave, ESPP and Bonus Share Awards are not eligible for dividend equivalents.

4. The parties intention, subject to funds being available, will be to settle dividend equivalents in respect of awards under the 2004 PSP in cash.

5. Awards expected to be made to certain new hires in accordance with paragraph 2.2.3 of Schedule III shall be in the form of phantom cash awards.

6. Any dividend equivalents accruing after the date of this Agreement - in relation to any form of dividend including special dividends - shall only accrue if any dividend is paid and only in respect of the actual amount of any dividend and not the assumed amount of any dividend used to calculate the numbers above.

7. If the Effective Date falls between any of the dates in the above table, the number of Catlin Shares attributable to each Plan shall be rolled forward from the number in respect of the date in the table to have most recently passed on a consistent basis.

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